Exhibit 10.39

2401 Pleasant Valley Road

York, Pennsylvania 17402

Telephone: (717) 849-8500

Facsimile (717) 849-8541

March 27, 2009

George Lane

Dear George:

Your employment with the Company will be terminated effective April 24, 2009; this agreement confirms the terms and conditions of your termination of employment from Graham. This agreement also is conditioned upon you maintaining its confidentiality, except with your spouse and attorney.

Severance

You may elect either fifty-seven (57) weeks of severance pay, which will be paid to you weekly as salary continuation through May 29, 2010 or a lump sum payment equal to fifty-seven (57) weeks of severance pay, less applicable taxes. The weekly amount of severance pay will be determined by dividing your current annual base salary by 2080 hours times 40. Any outstanding advances will be deducted from your severance pay. Additionally, you will be paid for all unused 2009 vacation.

Bonus:

You will be eligible for a prorated share of your incentive compensation for 2009, payable on or about March 15, 2010. Any payout will be pro-rated for 4 months. The actual amount will be determined based on the actual achievement of the Incentive Program criteria. Failure to meet the minimum criteria under the Incentive Program will result in no amount being paid.

Treatment of Equity Awards:

Upon your termination of employment on April 24, 2009, the options to purchase limited partnership units in Graham Packaging Holdings Company, L.P. (“Graham”) granted to you on February 2, 1998, as such grant was amended on January 22, 2008 (the “1998 Grant”), January 1, 1999, as such grant was amended on December 22, 2008 (the “1999 Grant”), and March 7, 2008 (the “2008 Grant”) (collectively the “Options”) will vest and become exercisable and will be exercisable anytime beginning April 25, 2009 until either a Change in Control as defined in the Option Plans, or the expiration of each option grant, whichever is earlier. If any of the Options are not exercised as specified, such Options will be cancelled, and you will not be able to exercise them.

Except as set forth in this Agreement, such Options will remain subject to the terms and conditions of the Management Option Plan (the “Plan”) and the applicable Non-Qualified Option Agreement (the “Option Agreements”) currently in place between you and the Company. Notwithstanding the provision of your Option Agreements that provides Graham the right to call your outstanding Options and Option Units following your termination of employment, your Options and any Units acquired upon your exercise of any Option(s) may only be purchased by Graham upon the occurrence of any of the following events (i) you become an employee or consultant of any Competitor (as defined in the Employment Agreement), (ii) you make a financial investment in any Competitor on behalf of yourself or any member of your family, (iii) within six months following an initial Public Offering (as defined in the Plan), or (iv) upon a Change in Control (as defined in the Option Agreements). Any such purchase by Graham shall be at Fair Market Value (as defined in your Option Agreements). Notwithstanding any prior discussions or agreements, you will not receive any additional option grants.

You hereby confirm and agree that, subsequent to the Date of Termination, you remain a party to and arc bound by the terms and conditions of (i) the Management Stockholders’ Agreement, dated as of February 3, 1998, among Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership III, L.P., BMP/Graham Holdings Corporation, Graham, GPC Capital Corp. II, you and the other management investors named therein, as the same may be amended, supplemented or otherwise modified from time to time (the “Stockholders Agreement; (ii) the Registration Rights Agreement, dated as of February 2, 1998, among the Company, GPC Capital Corp. II, Graham Capital Corporation, Graham Family Growth Partnership, BCP/Graham Holdings L.L.C., BMP/Graham Holdings Corporation and the other parties named therein, as the same may be amended, supplemented or otherwise modified from time to time, and (iii) the Promissory Notes, dated as of September 28, 2000 and March 30, 2001, between you and the Company, as the same may be amended, supplemented or otherwise modified from time to time (the “Notes”), and the related Pledge Agreements, dated as of September 28, 2000 and March 30, 2001, between you and the Company, as the same may be amended, supplemented or otherwise modified from time to time.

With regards to the Notes, you will have the choice to repay the Notes at any time before the expiration date of such Notes. If you decide to repay the Notes after termination by June 1, 2009, Graham shall repurchase your remaining Common Stock and remit to you $87,339.22 per the following calculation detail:

At December 31, 2008, you owned 17.968 shares of BMP/Graham Holdings Corporation, which were equivalent to 6.967 units of Graham Packaging Holdings Company. On each of September 28, 2000 and March 29, 2001, Graham Packaging Company loaned you $26,041 at 6.22% interest to purchase a total of 5.208 shares of BMP/Graham Holdings Corporation. As of March 27, 2009, you owed $85,749.95 of principal and accrued interest under the notes supporting those loans. The value of a share of BMP/Graham Holdings Corporation is derived by dividing the unit value of Graham Packaging Holdings Company by the ratio of the BMP/Graham Holdings Corporation total shares to the total limited partnership units it owns in Graham Packaging Holdings Company, or 2.579. At March 27, 2009, the fair value of a unit of Graham Packaging Holdings Company is $25,121.50, so the fair value of a share of BMP/Graham Holdings Corporation is $9,740.79. Therefore the fair value of your BMP/Graham Holdings Corporation shares is $175,028.94. Graham will purchase your shares and use the proceeds to retire your notes and remit to you the remaining $89,278.99.

You hereby covenant and agree that in connection with an underwritten public offering of equity securities of the Company you will not effect any sale or distribution of your equity securities (including, but not limited to, your Options or Option Units or any successor equity or any securities convertible into or exchangeable or exercisable for such equity securities) for a period of not more than 180 days after the effective date of the registration statement relating to the offering of equity securities by the Company, and that you will enter into an agreement to that effect if so requested by the Company.

Insurance:

All benefits, except health insurance, will end upon your termination from active employment. If you elect a lump sum severance payment, your contributory health insurance with Graham Packaging Company will end on April 30, 2009. However, if you elect salary continuation, your contributory health insurance will end on May 31, 2010.

Once your health insurance ends with Graham, you may continue the health insurance coverage under the provisions of COBRA. For employees who are laid off, COBRA provides 18 months of health insurance coverage. The period of time that you are eligible for health insurance under COBRA begins with the date of your termination from active employment. Therefore, any period of coverage provided by Graham after your termination date is included in the 18 months of COBRA eligibility.

CobraServ, our COBRA benefits administrator, will forward you information, including the monthly premium cost. If you were contributing to a health care or dependent care flexible spending account you will also have the option to continue participating in this program under provisions of COBRA after your termination of employment and for the remainder of the calendar year. Again, information concerning these benefits and the monthly premium costs will be forwarded to you by CobraServ, our COBRA benefits administrator.

You will also have the option to convert your life insurance to an individual policy. If you wish to do so, please contact Lori Neiman, Group Benefits Administrator, at 717-849-8513 for an application. The application must be submitted to the carrier within 31 days of your termination from active employment. You should contact Fidelity at 800-835-5097 to initiate the withdrawal or rollover of your 401(k) money. You may also elect to leave the money in the plan if you wish. Please note that 401(k) deductions and loan payments will not be taken from pay continuation.

Continued Assistance:

You agree to assist Graham in the following post-employment areas: assisting in litigations- including the DiPasquale and OI Indemnity lawsuits; labor disputes and issues; employment related disputes, and other matters where your input is required to defend or pursue any dispute. Graham shall reimburse you for your out-pocket expenses incurred while assisting in these matters.

Waiver and Releases:

In consideration of receiving from the Company the payments and benefits provided for in this Agreement, certain of which payments and benefits you may not have otherwise been entitled to receive, you agree to unconditionally release and discharge the Company and its present, past and future parent, subsidiary and affiliated companies, principals, partners, joint ventures, directors, officers, employees, stockholders, attorneys, agents, and successors and assigns from any and all claims, causes of action, demands, lawsuits or other charges whatsoever, known or unknown, directly and indirectly related to your employment or termination thereof including any claims under any employee benefit plans of the Company or its affiliates, except for (i) any right to elect continuation healthcare coverage under COBRA at your expense, or (ii) any claims for vested benefit plans, including but not limited to retirement, pension or health insurance plans. The claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppels, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, Executive Order 11246 relating to Federal affirmative action requirements, the Family Medical Leave Act, the Fair Labor Standards Act, the Labor Management Relations Act, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act or any other federal, state, or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended.

With respect to any claim that you might have under the Age Discrimination in Employment Act of 1967, as amended, you acknowledge the following: (i) your waiver of any rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Agreement; (ii) you are not waiving rights or claims that may arise after the date of this Agreement; and (iii) you have been advised by this written Agreement to consult with an attorney prior to executing this Agreement. You also acknowledge that you have been given a period of at least twenty-one (21) days within which to consider this Agreement. At your option and sole discretion, you may waive the twenty-one (21) day review period and execute this Agreement before the expiration date of twenty-one (21) days. If given a reasonable period of time within which to consider this Agreement and your waiver is made freely and voluntarily, without duress or any coercion by any other person. You and the Company agree that you have a period of seven (7) days following the execution of this Agreement within which to revoke this Agreement.

Non-Admission of Liability:

The Company’s offer to you of this Agreement and the payments and benefits set forth herein is not intended to, and shall not be construed as, any admission of liability to you or of any improper conduct on the part of the Company or any of the Releasees, all of which the Company and the Releasees specifically deny.

You have been informed that in the event of your breach of any obligations under this Agreement or revocation of this Agreement, the Agreement and the Company’s obligations herein shall be null and void and of no further force and effect, including any obligation of the Company to make severance payments to you.

You and the Company acknowledge and agree that this Agreement shall not be effective or enforceable until the seven (7) day revocation period expires. The date on which this seven (7) day period expires shall be the effective date of this Agreement and notwithstanding any provision to the contrary in this Agreement, no payment under this Agreement shall be made prior to the expiration of such revocation period.

So as to avoid any misunderstanding following your departure from the Company, I wish to remind you that as a condition of your employment with Graham Packaging you made a number of commitments to Graham Packaging Company and/or other Graham companies which not only applied during your tenure with Graham Packaging, but thereafter as well. These commitments range from a pledge to return to Graham Packaging various documents and materials, to various prohibitions against disclosure of information to outsiders, and private use of processes or ideas developed during or after your Graham employment.

You may be eligible for unemployment compensation and should contact your local Office of Employment Security for such purposes.

Sincerely,

/s/ Mark S. Burgess
Mark S. Burgess
CEO

I have read the above information and fully understand the terms and conditions of my termination. I elect [            ] pay continuation [            ] lump sum distribution of my severance payable benefit.

/s/ George Lane	April 3, 2009
George Lane	Date

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